Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Broadway Financial Corporation Reports Receipt of Nasdaq Compliance Letter

LOS ANGELES, CA – (BUSINESS WIRE) – October 3, 2012– Broadway Financial Corporation (the “Company”) (Nasdaq Small-Cap: BYFC), parent company of Broadway Federal Bank, f.s.b. (the “Bank”), today reported that it received a letter, dated October 2, 2012, from the Nasdaq Listing Qualifications Department stating that the Company has regained compliance with Nasdaq Listing Rule 5250(c)(1) as the Company filed with the Securities and Exchange Commission (“SEC”) its Quarterly Report on Form 10-Q for the first quarter ended March 31, 2012 on September 21, 2012 and its Quarterly Report on Form 10-Q for the second quarter ended June 30, 2012 on October 1, 2012. Rule 5250(c)(1) requires that Nasdaq listed companies file their required periodic financial reports with the SEC on a timely basis.

About Broadway Federal Bank

Broadway Financial Corporation conducts its operations through its wholly-owned subsidiary, Broadway Federal Bank, f.s.b., which is the leading community-oriented savings bank in Southern California serving low to moderate income communities. We offer a variety of residential and commercial real estate loan products for consumers, businesses, and non-profit organizations, other loan products, and a variety of deposit products, including checking, savings and money market accounts, certificates of deposits and retirement accounts. The Bank operates three full service branches, two in the city of Los Angeles, and one located in the nearby city of Inglewood, California.

Shareholders, analysts and others seeking information about the Company are invited to write to: Broadway Financial Corporation, Investor Relations, 4800 Wilshire Blvd., Los Angeles, CA 90010, or visit our website at www.broadwayfederalbank.com.

SOURCE:  Broadway Financial Corporation

Contact: Sam	Sarpong, Chief Financial Officer, (323) 556-3224; or

        investor.relations@broadwayfederalbank.com